Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q1 2023
May 1, 2023; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Vice President, Head of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O'Brien	Goldman Sachs
Helane Becker	TD Cowen
Hillary Cacanando	Deutsche Bank
James Kirby	JP Morgan
PRESENTATION

Operator: Good afternoon. My name is Regina, and I will be your conference operator today. At this time, I would like to welcome everyone to the Air Lease Corporation First Quarter Earnings Conference Call. (Operator Instructions). I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations. Mr. Arnold, you may begin.

Jason Arnold: Thanks, Regina, and good afternoon, everyone. Welcome to Air Lease Corporation's First Quarter 2023 Earnings Call. This is Jason Arnold. I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer. Earlier today, we published our first quarter 2023 results. A copy of our earnings release is available on the investor site -- section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Monday, May 1, 2023, and the webcast will be available for replay on our website. (Operator Instructions). Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes, without limitation, statements regarding the state of the airline industry, including the impact of rising interest rates and inflation, the impact of sanctions imposed on Russia and aircraft delivery delays, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to our future performance represent management's estimates for future results and speak only as of today, May 1, 2023.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and the 10-Q we issued today. This release can be found in both the Investors and the Press section of our website at airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted. I'd like to turn the call over to our Chief Executive Officer and President, John Plueger now. John?

John L. Plueger: Thank you, Jason. Good afternoon, and thank you all for joining us today. I'm pleased to report that we generated $636 million in total revenue during the first quarter and diluted EPS of $1.06 per share. First quarter revenue was another record for ALC, primarily driven by the strong growth of our fleet this quarter. This increase was partially offset by elevated operating expenses, which Greg will cover in more detail in a moment. We purchased 22 new aircraft during the quarter, adding approximately $1.4 billion of flight equipment to our balance sheet and sold two aircraft. Our utilization rate remains strong at 99.9%, reflecting the continued high demand for the new commercial aircraft in our fleet.

As of today, 93% of our deliveries through 2024 are placed, and we’ve placed 57% of our total order book. As we've commented in recent quarters, airline customer demand is strong and seems only to continue to accelerate as traffic volumes rise. We have only a handful of deliveries scheduled for 2024 yet to place and 2025 slots are also being snapped up at a rapid pace as well. Boeing and Airbus are largely sold out on narrowbody aircraft until 2028 and beyond. And widebodies are also increasingly in short supply, offering upward impetus to lease rates.

Now on the topic of lease rates, we continue to see strength in new placements, lease extensions and placements of used aircraft, reflecting the high demand and constrained supply environment that we're witnessing at present. For Air Lease, with our young fleet, we have only 20 lease maturities in 2023, relative to our fleet of 437 aircraft. So this is not something that will be meaningfully impactful to our financial statements this year. But we do think it is a noteworthy trend that illustrates market strength, and we are happy with extending leases at attractive rates.

While new aircraft deliveries were somewhat higher than we guided for the first quarter, we remain cautious in our bigger picture outlook on OEM delivery timelines. In recent weeks, we have received additional notices of delay from both Airbus and Boeing for 2023 and 2024 deliveries. We fully expect delays to persist for several years as indeed one OEM has advised us to expect delays compared to originally contracted delivery dates through 2028, as our delivery schedules are being revised according to their actual ability to achieve production rate increases. As an A321 XLR launch customer, for example, we're seeing the timeline for that program get pushed further out to the right by 14 to 16 months. While clearly frustrating for ourselves and our customers to have delayed deliveries, from a scarcity aspect, this does serve to benefit the value of our existing fleet and the deliveries we are receiving.

Our delivery outlook for 2023, therefore, remains fluid as a product of these circumstances. So in turn, we continue to expect a range of $4 billion to $5 billion of aircraft to be acquired this year. I would like to note that at either end of the range, that still does offer us meaningful fleet growth on our existing fleet of $26 billion of commercial aircraft, just not at the contracted deliveries as scheduled or as we ordered. As it stands right now, we expect approximately $1.3 billion of aircraft deliveries for the second quarter of this year. We will update you further on our delivery outlook as the year progresses.

Turning to aircraft sales. While we completed sales of only two aircrafts this quarter, we expect to see the pace of aircraft sales increase throughout the remainder of the year with the largest volumes during the second half of the year. Our pipeline for sales remains robust, and we continue to expect to sell between $1 billion to $2 billion of aircraft in the remainder of this year. We remain excited to return to more steady sales activity given our sales program has been effectively on pause even prior to the pandemic as a product of the MAX grounding. As a reminder, we target ownership of our new commercial aircraft over the first 1/3 of their economic lives. So we would expect a certain component of our fleet to become candidates for sale in any given year.

Lastly, I'd like to comment briefly on the bigger picture operating environment. The week before last, I completed a week-long trip in Europe, visiting a diverse group of airlines, including Virgin Atlantic, TUI UK, Lufthansa, Swiss, TAP, Portugal and Norwegian, most of whom are current lessees of ours. Most of these airlines advise the same key themes that we largely see globally:

First, passenger traffic remains strong and growing with a healthy yield environment despite inflationary pressures with no pullback yet in sight.

Second, labor shortages, including pilots, aircraft availability and infrastructure constraints continue to frustrate their efforts to grow and serve the passenger demand they see looming for the upcoming busy summer season.

Third, that shorter on-wing engine life of most of the new technology engines continues to frustrate their aircraft operations and deployment with record numbers of power plants requiring shop visits earlier than originally promised by the engine OEMs. This has led to a global shortage of spare engines, increasing lead times and repair times for engine shop visits and rapid cost escalation for all engine overhauls and repairs. To address these problems, engine OEMs on single-aisle aircraft are diverting greater quantities of new production engines to support existing aircraft in the field. With production capabilities largely maxed out by the engine OEMs, this leads to fewer engines delivered to meet airframe OEM current and future production rate goals, which may impact Airbus more as they maintain higher production rates than Boeing. With more engines in the shop and more aircraft rounded awaiting engine replacements, this further adds to the need at a number of airlines to have additional aircraft coverage in their fleets, illustrating yet another aspect underpinning the aircraft demand picture that bodes well for ALC.

And the fourth and final point raised by many of the airlines is a continued focus on sustainability, operating the most fuel-efficient aircraft with a stepped-up focus on sustainable aviation fuel, SAF, as we now call it. In fact, just this past week in Europe, the European Commission welcomed a new political agreement reached called the Renew Fuel EU Aviation proposal. The new rules are aimed to help decarbonize the aviation sector by requiring fuel suppliers to blend SAF with kerosene in increasing amounts from 2025.

These factors are all very positive for us at Air Lease, a key benefit of having our lessor industry-leading $24 billion order book of Boeing and aircraft and Airbus aircraft in that we have delivery slots that the airlines need to take advantage of for these broader industry trends as well as having our youngest aircraft existing in our fleet with a weighted average of only 4.5 years. Airlines need these aircraft, and they can't get them anytime soon from the manufacturers. We are among a handful of lessors who have order books and ours is the largest -- and ours of the lessors is the largest focusing only on Boeing and Airbus commercial aircraft. This is a tremendous strategic advantage for ALC as we continue to place new aircraft in the current environment. And in many cases, we have multiple airline customers buying for the same delivery slot or the same used aircraft, which only further supports momentum for lease rates over time. I would remind you that it does take time for these impacts to be seen in our financial statements with our current existing owned fleet of 437 aircraft, and the new aircraft deliveries we are taking in 2023 largely reflect deals struck in 2021. So in the big picture, we remain confident and bullish on our future outlook.

Now I'd like to turn the call over to Steve Hazy, who will offer more commentary on the performance of the airline industry and success in our business. Steve?

Steven F. Udvar-Hazy: Thank you very much, John. First, I'd like to congratulate our ALC team on achieving another quarter of record revenues in Q1 of 2023, benefiting from our continued strong fleet growth, with nearly 400 more aircraft to deliver over the next five years, more growth and achievements are on the horizon for Air Lease Corporation.

As John highlighted a moment ago, we remain very pleased by the continued strong increases of global air passenger traffic volumes. The latest IATA traffic numbers released in early April are up a sizable 55% year-over-year. As would be expected, given the lag in international market recovery, we've seen the largest improvements in traffic volumes in these international markets, which rose 90% relative to the prior year.

Domestic traffic meanwhile, continues to improve in all the major markets followed by IATA, and most are either within single-digit percentage range of pre-pandemic levels or in some cases, are exceeding those levels. In addition, domestic China traffic has improved meaningfully following the on again, off again travel restrictions in place in that country in 2021 and 2022. And air traffic is up 38% in China relative to the same month last year. The resumption of China travel is a significant regional positive, not only due to the country's own domestic scale, but traffic and commerce for the Asia region as a whole. Total Asia Pacific international traffic continues to expand dramatically, rising close to 380% year-over-year. I'd like to add that while the comparisons to pre-pandemic 2019 traffic made sense previously, we think these are now beginning to feel somewhat less relevant given that 2019 is now four years in the past, we should not be anchoring our industry views to the past, but instead looking to the significant industry growth potential we foresee in the future.

I'd like to add a few additional comments about our outlook for commercial aircraft demand. We remain extremely active placing our order book positions and are pleased by what we are hearing in our dialogue with our airline customers. In addition to what we're seeing with respect to lease rate momentum, both on new narrowbody and widebody aircraft. Commercial aircraft demand is very high now and only seems likely to accelerate as traffic expansion continues at a strong clip and airline profitability across the board rises. While volumes have been an obviously positive driver, airfares generally have also picked up pace over the last six, seven months and are now outpacing inflation. Load factors meanwhile, are very strong across the globe already. And it may come as no surprise that many of the U.S. domestic market load factors, for example, were at 20-year plus high levels last summer and continue to be very robust. We believe these levels could potentially be exceeded this summer, which only adds to further pressure on airlines to expand capacity. Just as it appears that industry prognosticators, who were calling for pandemic traffic recovery in the 2025, '26 time frame will be proven wrong. We think they could also miss out on the order of magnitude on the upside as well. When combined with the higher probability of delivery delays extending further out versus improving, this is only setting up for further upward momentum in lease rates and aircraft values, particularly those of the most desirable jet aircraft types that make up the ALC fleet.

As John mentioned, deliveries in the first quarter were modestly better than we expected, albeit still well below the OEM's contractual obligations to us. We delivered 22 new aircraft to our customers comprised of both narrowbody and widebody aircraft. This past quarter, our deliveries included six A321neos, primarily A321 LR, long-range aircraft with three going to Vistara Airlines in India, along with several other customers. As a reminder, Air Lease's fleet and order book is highly focused on the A321neo variant and particularly given its combination of capacity, range, operating efficiency, which drives the high appeal to airline customers. And as you know, we are the official launch customer for both the extended range LR and the upcoming XLR variant of the particular type. We also delivered 13 new Boeing 737-8 and -9 aircraft to customers such as Alaska, Aeromexico and several others. On the widebody side, we delivered two A330-900s to Virgin Atlantic, along with an A350-900 to Starlux in Asia. We hope to receive our first new 787 this year in the coming weeks. Each of these aircraft are among the most fuel-efficient, new technology aircraft available with outstanding capacity, performance and range characteristics relative to all prior generations of commercial aircraft. I would also like to highlight the fact that Air Lease maintains a conservative approach with respect to risk management.

And I emphasize risk management. We continue to focus on managing fleet risk by airline, country and region. And in fact, our average customer exposure is just roughly 1% of our total fleet. We also maintain a firm stance and requiring airline customers to provide significant security deposits to pay maintenance reserves, which further insulate us from downside risk. Unlike banks that build reserves for losses out of their own pockets, eating into their profitability, we require these cash deposits and reserves to be paid upfront by our airline customers.

We do not put all our eggs in one basket by only serving one particular customer or airline market segment. In fact, our customers include flag carriers, full service airlines, LCCs and ULCCs across particularly all points on the globe that are favorable for us to operate in. Ultimately, maintaining a fleet and order book of the newest technology and fuel-efficient aircraft available also affords us one of the best risk mitigants. And that is new technology aircraft that are always in demand, and we can move them quickly from one challenged airline to another into various different markets as well as to airlines and markets where conditions are more favorable. We believe this is a tremendous competitive advantage as compared to practically all other asset businesses.

In closing, I wish to convey our strong sense of optimism as we are invested in new commercial aircraft, acquired at deeply discounted prices in our existing fleet and our industry-leading Boeing and Airbus order book, which, along with extensive customer and supplier relationships and broad access to diverse funding, places us in a position of significant strength. The fundamental demand backdrop is robust, and the limited supply and elevated demand seen for new commercial aircraft is highly weighted in our favor. And we do expect the market to remain this way for multiple years ahead. In turn, we remain very excited about the future opportunities ahead for Air Lease Corporation. Now I'll turn over the call to CFO, Greg Willis, to comment further on our recent financial performance.

Gregory B. Willis: Thanks very much, Steve, and good afternoon, everyone. In the first quarter of 2023, Air Lease generated record revenues of $636 million. This is comprised of approximately $618 million of rental revenues and $18 million of aircraft sales, trading and other activities. The increase in total revenues was primarily driven by the growth of our fleet, partially offset by lower security deposit and maintenance reserve income as compared to the prior year. You will remember that last year, we recognized $60 million in security deposits and maintenance reserve income related to the sanctions imposed on our Russian fleet. This quarter, we recognized $35 million in end of lease revenue related to the transition of 11 aircraft. You will recall that at the end of our leases, we retain the maintenance reserves, which helped insulate us from maintenance and other costs associated with aircraft transitions. I will also highlight that all 11 of these aircraft have been subsequently placed with follow-on lessees.

Moving on to expenses. The interest expense line rose 26% as compared to the first quarter of 2022. This was due to an increase in our average debt balances, which follows the growth of our fleet as well as an uptick in our composite cost of funds from 3.07% at the end of last year to 3.42% at quarter end. Despite higher prevailing interest rates relative to prior years, we continue to benefit from 88% of our debt being at fixed rates.

Depreciation continues to track the growth of our fleet, while SG&A rose as business activities have increased over the course of the past year, along with an uptick in certain other operating expenses, including the increase in insurance premiums, as we've highlighted in the past as well as aircraft transition-related costs. I would also like to note that we incurred approximately $6 million in expenses in the quarter associated with airline bankruptcies, which were covered by the end of lease income that I just discussed.

Turning briefly to the cash flow statement. I think it's worthwhile highlighting that our customers are, by and large, have returned to a normalized rental schedule and have made great progress in repaying the deferral balances. This has driven a 37% increase in our operating cash flow in the quarter, which is great to see.

Moving on to the financing side of the equation. Our largely fixed rate balance sheet and strong investment-grade ratings continue to position us favorably for interest rate movements over the intermediate term. We remain dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as our primary form of financing, maintaining a high ratio of fixed rate funding and utilizing a conservative amount of leverage with a target debt-to-equity ratio of 2.5x.

Our debt-to-equity ratio at the end of the first quarter was 2.88x on a GAAP basis, which net of cash on the balance sheet is approximately 2.78x. Our leverage remains modestly above our target following the write-off of our Russian fleet last year. We continue to expect that we will trend back to our long-term target as our aircraft sales volumes increase this year, and given the continued delivery delays that we expect, as John discussed earlier.

During the past quarter, we returned to the debt capital markets with a five-year $700 million senior unsecured note issuance at 5.3% that closed in January. We also completed our inaugural Sukuk issuance in March, raising $600 million in trust certificates at 5.85% due in 2028, helping to drive funding diversity as well as to open a new capital market for us. At the end of the first quarter, our balance sheet remains strong and is supported by our significant liquidity position of $6.5 billion and our large unencumbered asset base of $28 billion.

In conclusion, as John and Steve highlighted, we remain very optimistic about our business. Even at the low end of our 2023 delivery expectations, these aircraft will help drive our strong revenue growth for years to come. And our order book remains a key component of our future success, providing a clear pipeline for growth. We are also excited about the ramp of our sales program, which we expect to benefit our margins and our ROE meaningfully in the future. With that, I'll turn the call back over to Jason for the question-and-answer section of the call.

Jason Arnold: Thanks, Greg. This concludes management's commentary and remarks. (Operator Instructions). Regina, can you please open the line for the Q&A session?

Q&A
Operator: (Operator Instructions). Your first question comes from the line of Catherine O'Brien with Goldman Sachs.

Catherine O'Brien: So as you kind of alluded to in the prepared remarks, it's going to take some time for today's strong lease rates to make more marked impact on your financials as those aircraft deliver over the coming years, your current fleet gets remarketed, can you just give us a sense of how much upside there is to the deals you're striking today versus your current portfolio yields?

John L. Plueger: Thanks, Catie. I think overall, these sorts of specific details about how much is affecting, et cetera, are not items that we disclose. However, we've told you that of our strong lease rate environment and the factors that mean that it will take a little bit of time for that to cross through. I would invite Greg to make any other comments.

Gregory B. Willis: Yes, John, I mean, historically, there's always been a lag between rising interest rates and rising lease rates. We're placing airplanes in the 2024, '25 time frame right now. So of course, it will take that long for those airplanes to work their way into our fleet. But remember, we're delivering airplanes every single day or, basically every single day that are helping driving our lease yield upwards.

So I think it will take a little bit of time because we do have close to $28 billion in total assets, but we're very optimistic about the power of our order book and what it'll mean to ultimately, our financial results in the future.

Steven F. Udvar-Hazy: Yes. This is Steve. I just want to add to that, that the highest increases in lease rate factors are on the aircraft types that we have in our backlog, such as the A321neo, the A321neo LR, the 737 MAX, 787s and A350. So the very types of aircraft that we have in our portfolio are the ones that are experiencing the highest demand from the airlines and the best progress in terms of future lease rates.

Catherine O'Brien: Got it. So a lot of good news to come. Maybe if I could just sneak one more in on the sales: I think you noted last quarter, you have a good pipeline of sales, but had cautioned that timing was a bit uncertain quarter-to-quarter just given time to close, and you just mentioned that we should probably expect more volume in two halves than first half. But can you just speak to a little bit like where you're seeing the most demand for your aircraft come from? The other operating lessors, financial institutions, airlines looking to buy off lease? That would be really helpful.

John L. Plueger: Sure. Well, there's really not been that much of a change there. A lot of our sales are to other aircraft lessors, smaller lessors. Occasionally, they are to the airlines that operate the aircraft themselves. So there's really been no big change there. It has actually surprised all of us, especially me that given interest rates that it remains as strong of a demand across the board as there is. And we're happy to see it, and we're happy to supply it.

Operator: Your next question comes from the line of Helane Becker with TD Cowen.

Helane Becker: Just one question from me. In the past, you guys have talked about ordering just half of what you actually forecast the demand would be. So maybe part A and part B. Part A is how are you thinking about that going forward, given the fact that the delivery delays cause so many aircraft to get pushed to the right? And B, how are you thinking about lease rate factors in scenarios where the economy would tip into a recession?

John L. Plueger: Steve, do you want to take that one?

Steven F. Udvar-Hazy: Happy to do it. First of all, the leases that we do, Helane, are, as you know, are long-term leases. And generally, they're anywhere from eight to 14 years in length. So during the period of these leases, the global economy and regional economies can go through multiple cycles. And once the aircraft delivers, the lease rates are fixed. So whether we're in a recession or whether oil prices are $50 a barrel or $120 a barrel, the lease rates are what they are.

And there's no sort of rehashing of lease rates during the course of the lease term. So we don't really think that a mild to medium recession will have a great impact for the very reason you mentioned that we've only ordered about half of the aircraft we can place. So as we sit here today, if we had an order book of 750 or 800 aircraft, we could easily place all of them. But our order book now is a little under 400 aircraft, which means we can be more picky, we can be more selective on which airlines we lease to and also maximize lease rate revenue inflows for the next 10 or 12 years.

John L. Plueger: Let me just add one other comment, Helane. Just please remember that all the aircraft we have on order that Steve indicated are on order through 2028. That's five years from now. So we have a long runway with a lot of good delivery positions to offer the marketplace. And we're also cognizant of the fact that this industry has always been cyclical, so 2028 is a fair piece away, and we will see how the industry is looking over the next couple of years. But I think I'm kind of reading between the lines of your question, we feel no gun to our head whatsoever to order additional aircraft today.

Steven F. Udvar-Hazy: In fact, Helane, if there is a recession on the horizon, that could actually create opportunities for us between now and 2028, '29, to pick up some aircraft from a distressed airline or perhaps an entity that ordered some airplanes that wants to scale back their orders for whatever their own reasons are. So we do not feel pressure today to order more planes in '29, '30, '31 because having been in this business a long time, I'm certain that there'll be opportunities for us to have selective acquisition opportunities of new aircraft in the next five years over and above our order book.

Helane Becker: Okay. That's very helpful. And then just one follow-on. Do you think the engine issues that you were talking about would drag on the valuations of those new technology aircraft?

John L. Plueger: No, because the demand remains so strong. These are the aircraft that we have in this industry, and there's no other alternatives. The only other alternatives are for the engine manufacturers themselves to upgrade and slightly modify these engines to get them to the on-wing reliability that needs to be there. So that's what's happening. So no, we don't have any concerns about that because that's all that we have. And therefore, that's all the airlines can order, and that's all that anyone can give.

Steven F. Udvar-Hazy: And remember that the airlines are responsible for the operating cost elements, including fuel, maintenance, crewing, insurance, et cetera. And we have commitments now from all of the engine manufacturers, GE, CFM, Pratt & Whitney, Rolls-Royce to make specific improvements to all of their engines on these new technology aircraft. And those improvements will be incorporated both on the new deliveries and also on existing aircraft where engines will go into the shop. So over a multiyear period, all of these engines will be upgraded to the latest standard.

Operator: Your next question comes from the line of Hillary Cacanando with Deutsche Bank.

Hillary Cacanando: So we've heard that some Russian airlines have approached AerCap about purchasing planes at a discount or for potential insurance settlement. Have you been approached by any Russian airlines? And so would you even be allowed to allowed to get the money from the EU to get the approval from the EU and the U.S. to get the money? And would that be something that the EU and U.S. would consider in the future, if not?

John L. Plueger: Thank you. This is John. I'll take that. We're not offering any commentary on that at this time. We continue to work closely on all matters related to Russia and our insurance recovery and any other possibilities. But beyond that, we're not commenting.

Hillary Cacanando: Okay. Got you. And then you talked about the strong demand in the sales environment. Historically, your sales margins have been about 7.5% to 8%. I guess in the current environment, would you say that your sales margin could actually now be higher than that?

John L. Plueger: Greg?

Gregory B. Willis: Yes, I think historically, it's been between 8% and 10%. But with the sales that we've been seeing lately have been significantly higher. That again is due to the quality of the leases as well as the supply-demand imbalance for the airplanes themselves. So I think it's a very favorable environment right now. And a lot of lessors are looking to pick up additional products from us.

Hillary Cacanando: So even higher than 10%, you would say?

Gregory B. Willis: Yes.

Operator: Your next question comes from the line of Jamie Baker with JPMorgan.

James Kirby: This is James on for Jamie and Mark. I guess following up with Helane's question, I want to ask on the risk management side. With the rising lease rate environment, are you guys being more aggressive in holding back more now to kind of keep more spot inventory? And how does that dynamic play out? Has that changed at all just given the macro backdrop?

John L. Plueger: Steve, do you want to take that?

Steven F. Udvar-Hazy: Yes. I mean, generally, we lease aircraft anywhere from 24 months out to as short as maybe 18 months. Some of our placements, where we have multiple aircraft going to the same airline, the lead time can be as much as 36 months. So what we're focused on now is to complete the placement of our 2024 deliveries in the next three to five months, but we are being more cautious on committing aircraft in 2025 until we see A: what the interest rate trends are for the next 18 to 24 months.

And if we continue to see lease rates rising, yes, we will hold back a certain percentage of our forward orders in the next two years to make them available for opportunistic placements. But keep in mind that on new aircraft, we generally have to nail down the specification and configuration anywhere from 12 to 15 months before delivery. So we can't just sit on these airplanes until the last minute, but we do have the ability to hold back on placing some of the longer lead time aircraft to capture the best possible lease economics.

James Kirby: Got it. For the new aircraft, but how about the rollover aircraft that are not being extended?

Steven F. Udvar-Hazy: Well, right now, about 90% plus of our leases that have their normal contractual lease expirations are being extended by airlines. So we have very little coming off lease. And where they do come off, we have plenty of lead time to find the best possible follow-on transition lessee.

James Kirby: Okay. Got it. And then just shifting to delays, I guess just weighing the two between engine and aircraft, how much is engine driven? I mean, I guess, from your prepared remarks, I would guess it's more aircraft. But in terms of the resolution to the engine situation, how fast is that clearing up?

Steven F. Udvar-Hazy: Well, the dilemma we have is that both Boeing and Airbus are increasing production rates on both their single and widebody aircraft. But at the same time, the existing fleet that's out there and flying is requiring more spare engines because the longevity of these new technology engines has not been what we all expected. So the engine manufacturers are sort of caught between having to deliver more engines to Boeing and Airbus and yet they have their airline customers screaming at them to give them more spare support.

So I would say of the delays as much as maybe 70%, 75% is engine related and the rest are either self-induced problems at the manufacturers not having enough staffing, not having enough resources, not having enough infrastructure suppliers that cannot keep pace with these increased delivery targets. So it's kind of a combination of self-inflicted wounds at Airbus and Boeing of ramping up too quickly after they cut back so much during the pandemic.

We've got engine delivery delays. And we certainly have some aviation suppliers that are not able to keep up with demand and therefore, can't deliver the goods to Boeing and Airbus. It's a combination of all of those. And it's really different aircraft types.

John L. Plueger: Yes. Let me add as an overall comment that I have to say, from the highest view possible, the bottom line is the airframe OEMs oversold compared to what they can deliver. And they knew full well going into selling all these aircraft, what kinds of production rate increases would be required. Yet at the same time, they booked those sales, and they put a production rate program in the face of known, well-known supplier challenges.

So the bottom line is, we don't accept supply chain as a delivery excuse. We expect to be compensated for our late deliveries, and we're working through our airframe OEMs just to get that and to continue to get that.

Operator: There are no further questions at this time. Mr. Arnold, I turn the call back over to you.

Jason Arnold: Okay. Thank you, everyone, for your time participating in our first quarter call today. We look forward to speaking with you again when we report next quarter's results. Regina, thank you very much, and please disconnect the line.

Operator: This concludes today's conference call. You may now disconnect.